EXHIBIT 99.01

For release: May 3, 2006

Contact: Gerald Coggin, Sr. V.P. Investor Relations

Phone: (615) 890-2020

NHC reports first quarter earnings up 10.3%

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX: NHC), today announced first quarter net income of $5,420,000 or 44 cents per basic share, compared to $4,914,000 or 40 cents per basic share in the first quarter of 2005, an increase of 10.3%.

Revenues increased to $136,951,000 compared to $130,715,000 for the same period a year earlier.

First quarter occupancy at owned and leased skilled nursing centers averaged 94.2% compared to 94.0% a year ago.

During the quarter, we completed the purchase of a 200 bed facility in Town & Country, Missouri and commenced construction of 210 beds which are expected to be completed during 2006 or the first quarter of 2007.

NHC provides services to 74 long-term health care centers with 9,095 beds. NHC also operates 30 homecare programs, six independent living centers and assisted living centers at 22 locations. NHC's other services include managed care specialty medical units, Alzheimer's units, hospice, and a rehabilitation services company. In order to understand in all material respects the financial condition, results of operations and cash flows of NHC, the investor must review our most recent Form 10-Q quarterly report, Form 10-K annual report and press releases which are available on our web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us, including claims related to the 2003 fire and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC's best judgment as of the date of this release.

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NHC reports first quarter earnings up 10.3%

Condensed Statements of Income
(in thousands, except share and per share amounts)	Three Months Ended March 31,
	2006	2005
Revenues:
Net patient revenues	$123,336	$116,332
Other revenues	13,615	14,383
Net revenues	$136,951	$130,715

Costs and Expenses:
Salaries, wages and benefits	$73,724	$70,513
Other operating	40,269	37,096
Write-off of notes receivable	---	1,000
Rent	10,292	9,956
Depreciation and amortization	3,414	3,714
Interest	277	430
Total costs and expenses	$127,976	$122,709

Income Before Income Taxes	8,975	8,006
Income Tax Provisions	(3,555)	(3,092)
Net Income	$5,420	$4,914

Earnings Per Share:
Basic	$.44	$.40
Diluted	$.42	$.39

Weighted average common shares outstanding
Basic	12,281,862	12,229,923
Diluted	12,911,769	12,753,635

Balance Sheet Data	March 31,	December 31,
(in thousands)	2006	2005
Cash, restricted cash and marketable securities	$191,646	$202,301
Current assets	259,201	260,579
Total assets	418,478	410,625
Current liabilities	148,091	147,191
Long-term obligations	27,021	27,571
Deferred lease credits	5,898	6,154
Deferred revenue	28,469	25,465
Stockholder's capital	207,725	203,059

Selected Operating Statistics	Three Months Ended March 31,
	2006	2005
Per Diems:
Medicare	$308.92	$307.49
Medicaid	130.98	126.26
Private Pay and Other	188.34	191.13

Patient Days:
Medicare	92,233	87,215
Medicaid	294,958	298,189
Private Pay and Other	137,324	132,931
	524,515	518,335

Average Per Diem	$177.29	$173.39